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[NETMANAGE LOGO]

                                                        NEWS RELEASE


Contacts:
Michael Peckham
Chief Financial Officer
NetManage, Inc.
408.973.7171
invest.rel@netmanage.com


                     NETMANAGE ANNOUNCES REVERSE STOCK SPLIT

CUPERTINO, CA -- SEPTEMBER 4, 2002 -- NetManage, Inc. (Nasdaq: NMGDE, formerly NETME), experts in host access and integration solutions, announced that stockholders approved a one-for-seven reverse split of its common stock at a Special Meeting held on August 28, 2002. The reverse split was effective as of the close of business on Tuesday, September 3, 2002, and NetManage's common stock will begin trading under the split adjustment when the market opens today, September 4, 2002. Due to the reverse stock split, NetManage's common stock will temporarily be traded under the symbol NMGDE.

"We believe that after the reverse stock split, the number of shares of our common stock outstanding more closely reflects other similar sized companies," said Zvi Alon, president, chairman and CEO of NetManage. "Our balance sheet remains strong with over $30 million in cash and no debt at the end of the second quarter. We continue to assist our customers in realizing significant return on investment, particularly in this economy, with products and services that help them leverage their current IT investments."


ABOUT NETMANAGE

Founded in1990, NetManage, Inc. (Nasdaq: NMGDE), experts in host access and integration solutions, provides software and consulting services to extend and maximize a company's investment in existing legacy systems and applications. NetManage offers a full range of host access and host integration software and services for mid-size and Global 2000 enterprises. NetManage has more than 30,000 customers including 480 of the Fortune 500. NetManage

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sells its products and services worldwide through its direct sales force, international subsidiaries, and authorized channel partners. NetManage is headquartered in Cupertino and has offices worldwide. For more information, visit www.netmanage.com.

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(C) 2002 NetManage, Inc., its subsidiaries, and its affiliates. All rights reserved.


NetManage, the NetManage logo, the lizard-in-the-box logo, RUMBA, ONESTEP, ViewNow, SupportNow, and OnWeb are either trademarks or registered trademarks of NetManage, Inc., its subsidiaries, and affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the continued listing of the company's common stock on The Nasdaq National Market. The Company cannot predict whether the reverse stock split will increase the market price for the Company's common stock; whether the market price per new share of the Company's common stock after the reverse stock split will rise in proportion to the reduction in the number of old shares of the Company's common stock before the reverse stock split; whether the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower-priced stocks; whether the market price per new share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq; or that the Company will otherwise meet the requirements of Nasdaq for continued inclusion for trading on The Nasdaq National Market. The market price of the Company's common stock will also be based on the Company's performance and other factors, some of which are unrelated to the number of shares outstanding. The Company's actual results could differ materially from the results discussed in the forward-looking statements. The factors that could cause or contribute to such differences include, among others, that the Company has been notified by Nasdaq that it has failed to comply with certain of Nasdaq's continued listing requirements, as it has not complied with the $1.00 minimum bid price listing requirement and has not filed its Form 10-Q for the period ended June 30, 2002 and thus has not complied with Nasdaq's requirement that periodic reports be timely filed; that the Company has not been profitable on an annual basis since 1995 and may never achieve profitability in the future; or that the Company will be restating certain financial results. Additional information on these and other risk factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K, Forms 10-Q, Forms 8-K and other documents filed with the Securities and Exchange Commission.